UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☐                            Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ORBITZ WORLDWIDE, INC.

(Name of Registrant as Specified in Its Charter)

EXPEDIA, INC.

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing consists of the transcript of a conference call held by Expedia, Inc. on February 12, 2015.

Corporate Participants

Alan Pickerill;Expedia, Inc.;VP, IR

Dara Khosrowshahi;Expedia, Inc.;President & CEO

Mark Okerstrom;Expedia, Inc.;CFO & EVP, Operations

Conference Call Participants

Naved Khan;Cantor Fitzgerald;Analyst

Tom White;Macquarie Research;Analyst

Mark Mahaney;RBC Capital Markets;Analyst

Eric Sheridan;UBS;Analyst

Stephen Ju;Credit Suisse;Analyst

Kevin Kopelman;Cowen and Company;Analyst

Scott Devitt;Stifel Nicolaus;Analyst

Manish Hemrajani;Oppenheimer & Co.;Analyst

Ross Sandler;Deutsche Bank;Analyst

Ed Woo;Ascendiant Capital Markets;Analyst

Justin Post;BofA Merrill Lynch;Analyst

Dan Kurnos;The Benchmark Company;Analyst

Operator;;

Presentation

Operator^    Good day and welcome to the Expedia, Inc. agrees to acquire Orbitz Worldwide conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Alan Pickerill. Please go ahead, sir.

Alan Pickerill^    Thank you. Good morning, everybody, and welcome to today’s conference call. Pleased to be joined on the call today by Dara Khosrowshahi, our CEO and President, and Mark Okerstrom, our CFO and EVP of Operations.

Dara will begin with a review of today’s announcement and the deal rationale. Mark will give you some preliminary thoughts about financial implications and expectations. After these prepared remarks, we will take your questions.

You can find today’s press release on our IR site at ir.expediainc.com.

The following discussion, including responses to your questions, reflects management’s views as of today, February 12, 2015, only. We do not undertake any obligation to update or revise this information.

As always, some of the statements made on today’s call are forward- looking typically preceded by words such as will, we expect, we believe, we plan to, we intend, for illustrative purposes, or similar statements. Please refer to today’s press release and the Company’s filings with the SEC for information about factors which could cause our actual results to differ materially from these forward-looking statements.

With that, let me turn the call over to Dara.

Dara Khosrowshahi^    Thanks, Alan. We are really excited to announce that Expedia, Inc., has signed an agreement to acquire Orbitz Worldwide, which owns a portfolio of successful travel brands including their namesake Orbitz brand, along with other well-known consumer brands around the world including CheapTickets, Ebookers, and HotelClub. This $1.6 billion acquisition fits squarely with our strategy to own and power the very best travel brands in the world.

We are attracted to the Orbitz Worldwide business because of its high- quality assets and team. This acquisition will allow us to deliver best- in-class capabilities to an even wider set of travelers all over the world. Orbitz has built some highly-recognized brands and a loyal customer base and we look forward to welcoming them and the terrific Orbitz team to the Expedia family.

The proposed acquisition is all-cash and we plan to finance it through some combination of cash and new debt issuance. Mark will get into the specifics, but we believe that we will be able to drive significant efficiencies as part of this transaction. And we expect the deal to be nicely accretive on an adjusted EPS basis once integrated.

As a result of this deal, we intend to bring together the best of both companies and in the process provide the Orbitz brands access to the resources of Expedia, Inc., to continue to grow and thrive in the highly competitive global travel market. Following the closing, we will look forward to working with the Orbitz organization to help drive the next phase of success and growth for Orbitz.

Thanks for being on the call. Now I will hand it over to Mark.

Mark Okerstrom^ Thanks, Dara. The purchase price for today’s announced acquisition is $12 a share. This translates into an enterprise value for Orbitz of approximately $1.6 billion.

The consideration for the transaction will be in all-cash. We would be able to fund the purchase price with existing liquidity sources, but we will also consider opportunistically tapping the debt capital markets for additional funds in the future.

We do see a number of sources of value creation arising from this acquisition. Firstly, it will immediately add a portfolio of well- recognized brands, which will help us compete for the attention of travelers in this huge, rapidly growing, but also highly fragmented and highly competitive $1.3 trillion global travel market.

Secondly, Orbitz is a nicely profitable business on a standalone basis, recording just over $12 billion in gross bookings, just over $930 million in revenue, and just over $155 million in adjusted EBITDA for 2014. And on top of this standalone performance, we do believe that we would be able to realize additional benefits for this business under our ownership.

Specifically, although we are still very early in the stages of planning, we do expect to be able to achieve synergies in the order of $75 million on a full-year run rate basis. The precise impact on our financial performance will depend on a variety of factors including the timing of closing, the impact of purchase accounting rules, the performance trajectory of Orbitz between now and the beginning of integration activities.

However, for illustrative purposes, if we assume consensus 2015 adjusted EBITDA for Orbitz of approximately $165 million, synergies of $75 million, and some simplifying assumptions on financing and adjusted EBITDA to adjusted net income drop through, the deal would add approximately $0.75 per share to our fully-diluted adjusted EPS on an annual run rate basis. We expect to provide more details on the efficiencies we will be able to achieve, as well as all acquisition-related financial impacts, after the deal closes.

While the Board of Directors of both companies have approved the transaction, it is subject to approval by the holders of a majority of Orbitz common stock and other customary closing conditions, including applicable regulatory approvals. As such, it is difficult for us at this point to provide a precise estimate of the closing date.

With that, let’s move to Q&A. Operator, will you please remind participants how to queue up for questions?

<Q&A

Operator^    (Operator Instructions) Naved Khan, Cantor Fitzgerald.

Naved Khan^    Thanks for taking the question. Just a couple, so first of all on the regulatory front, how do you see — let me rephrase that. Given that you just completed the acquisition of Travelocity and there were only three players remaining of size, like Expedia, Orbitz, and Priceline namely in the US, how confident are you that this will get approval from the regulators? Then I had a follow-up to that.

Mark Okerstrom^    Sure. Thanks, Naved. On the regulatory front, I would just remind everyone that this is an absolutely huge industry. It is a $1.3 trillion industry that is growing very quickly.

It is highly fragmented and people only need to look at a lot of the commentary that we and a lot of the other people in this industry have made over the course of the last number of years, and the names you hear are names like Google. We get a lot of questions about how are you doing versus supplier direct.

Really we are in the business of travel distribution, connecting travelers to, ultimately, the owners and the operators of hotels and airlines and car companies in that business. The players in that are diverse and there’s always new players that are coming in. Competition is fierce.

And although in the OTA segment, which we believe is probably one of the most efficient segments in that overall market in terms of delivering the best value to consumers, delivering the most efficient platforms to suppliers, even though in that segment we are relatively large, in the grand scheme of things we are only a small player and we think our overall share is single digits. So we feel good about the prospects. Obviously, we will be engaged in many dialogs during the process, but we are very optimistic.

Naved Khan^    Okay. And then just a follow-up. Can you give some more color on the process? Was it a competitive process in terms of bidding and is there any breakup fee involved in this?

Dara Khosrowshahi^    It was a competitive process, but that’s really all we can comment on as far as the process itself went. And there are breakup fees as part of the transaction.

Mark Okerstrom^    Yes, Naved, there are breakup fees on both sides so there’s a break fee and then a reverse break fee as well. There will be more information disclosed in the deal documents that will be public at some point soon.

Naved Khan^ Okay, thanks a lot and congrats.

Operator^    Tom White, Macquarie.

Tom White^    Great, thanks for taking my question. I guess when it comes to the rationale around the deal and synergies — I think like Travelocity or maybe some of the other acquisitions you guys have made, maybe had been under investing in technology so it seemed like you guys could take their traffic, convert it at a higher rate, and recognize synergies on that front. Can you maybe just comment a bit about that opportunity here?

I believe Orbitz had been spending a fair bit on upgrading their technology, so maybe just address possible synergies from that perspective and anywhere else you guys expect to get them. Thanks.

Mark Okerstrom^    Thanks, Tom. I think this transaction is a little bit different than the Wotif case or the Travelocity case, I think as you highly point out. This is a business that is actually being managed very well. It is a business that actually has a very strong technology team.

It is a business that has actually built some very, very unique and differentiating assets. We think what they’ve done with the Orbitz Partner Network, for example, is incredibly interesting and I think they are ahead of us in that respect. I think what they have done with the loyalty program on the main website is very interesting, and I think — those are a couple of examples of some pretty unique technology that I think was a testament to really how well this company has actually been run.

That said, we do think there are some opportunities. We have certainly learned a lot over the years about online marketing and a lot of other things, just given the sheer size and scale of our business and the fact that we do have hotels.com and brand Expedia that are working closely together on these things. There’s a lot of best practice sharing to come.

We do, obviously, expect that we will be able to eliminate a lot of the public company costs; in fact, all of the public company costs for the Company. And then we do believe that simply by giving them access to our global hotel inventory, which is distinct from the inventory that they have, presents an interesting opportunity as well. And then showing them some of the things that we have learned along the road and I think more recently on the brand Expedia platform — and we do believe Orbitz might have this capability as well already — is to be able to cross-sell that unique hotel inventory, car, etc., into air.

So we see a bunch of different sources of value coming here, but it is a little bit different in that this is not an incredibly sick business. This is actually a pretty darn healthy business and we are going to work together with that team once the deal closes to figure out how we get to the best of both worlds.

Dara Khosrowshahi^    I would also add that the one of the areas of significant investment for us has been — that we’ve talked about has been on the supply front, accelerating the pace of new hotel sign-ups. And that requires us to hire a ton of people in that area, so bringing Orbitz’s supply team and our supply teams together is great. It is — they have done a lot with that team and I think it will help us accelerate even faster the hotel acquisition front or the hotel — signing of hotels on a global basis. And we are pretty excited about that as well.

Tom White^    Great, thank you.

Operator^    Mark Mahaney, RBC.

Mark Mahaney^    Thanks, three questions, please. Those synergies of $75 million, is those just cost or do you see revenue synergies as part of that?

Secondly, just in terms of the challenge of another integration, and I know you went through backend technology integration projects and that took a long time over the last three or four years. Are you at a point now where these — integrating just the backend systems is easier than it was in the past? How do we — how should investors feel about whether there’s extra execution risk you’re taking on here?

Then, finally, biggest picture question, Dara, for you. This segment is highly competitive, but yet I’m struck by how much consolidation there has been in online travel over the last 10, 15 years. You have been in all part of that history and I just wonder whether that statement really holds at some point.

The hotels.coms of the world are gone and the Orbitzes of the world and the Travelocities, a lot of them to you and the vertical players, too. Do you feel like at some level that actually competition has actually declined in the industry which could actually allow better unit economics for some of the two leading players that are left? Will leave it at that, thanks a lot.

Mark Okerstrom^    Thanks, Mark. I will take that first couple and then I will pass it to Dara for the last one.

On the synergy front, it’s a combination of a bunch of things and I think certainly that is what we have seen with some of the acquisitions that we have done in the past. I think there is a big revenue opportunity here again as we are able to provide them with global hotel inventory at our economics that they just don’t have access to at this point. We think that’s a big opportunity. All of the cross-sell stuff is a big opportunity.

There will be some cost synergies certainly and I think the public company costs and some of the corporate stuff we would expect to be duplicative. But beyond what we have mentioned, aside from it being a blend, we don’t have a ton more detail at this time because we simply just don’t know.

With respect to integration, we haven’t made any decisions about what we are going to do on the integration front, largely because we do have a number of these unique assets that are additive to our overall business and it’s not quite as simple as the case was with Travelocity, for example.

That said, I think with the Travelocity integration, and I think you will see this with the Wotif integration, we have become I would say very good at integrating companies. The technology teams that we have in place and the integration capabilities we have I think have never been stronger. Again, I think the Travelocity deal and the Wotif deal are a testament to that.

Dara, do you want to take the last one?

Dara Khosrowshahi^    Yes. As far as the consolidation in the marketplace, we think the consolidation that you are seeing is natural in a highly fragmented marketplace and travel is just that.

We’re — if you look at the path of the segment economics for us, over a long period of time we have taken down the cost of distribution for our supply partners and I think that is part of our job. This is a scale business. We have been able to grow revenue faster than our fixed costs, faster than our cost of sales for some period of time. We think we’ve got that formula pretty well nailed down.

We think that Orbitz can add to scale and add to our ability to run a more efficient machine, so to speak, and we think our job has been to give some of those benefits back to our various constituencies. Those are our supply partners and those are our customers cutting fees, etc., and our investors; and we do that kind of on a balanced basis.

So I don’t think that we have gotten to a point where unit economics are getting better, but I think that we have built a machine and operating practice where we are perfectly comfortable with that. And we think, listen, it builds a better company, it builds higher barriers for entry, and as you know, there have been plenty of new players that are trying to get into the industry. We think it’s competitive, but we like the business and we are comfortable operating as such.

Mark Mahaney^    Thank you, Dara. Thank you, Mark.

Operator^    Eric Sheridan, UBS.

Eric Sheridan^    Thanks for taking the questions and congratulations on the transaction. I guess one for Dara.

Just thinking through now, with all the brands and all the OTA consolidation that you are doing, what this might mean for Trivago as part of Expedia. And then also the ability for Trivago to continue to show good growth, good scale, and be a bigger player in the meta, sort of advertising, marketing-driven part of the business.

Then second, maybe for Mark. Might be early, but now that we’ve done these three deals in a row, what does that mean possibly for the way you guys are think about the leverage and the potential for capital returns in Expedia, Inc. longer term? And how should investors think about that? Thanks, guys.

Dara Khosrowshahi^    As far as Trivago goes, the consolidation that you are seeing is a continuing theme, so it’s not necessarily new and Trivago has been the fastest-growing part of our business through a market that has already been consolidating. I actually — since Trivago has come into the family, our various brands have participated in the Trivago marketplace in general, on balance, more aggressively.

And I think that when we get the Orbitz teams together with our teams, we are going to exchange best practices and I would anticipate seeing Orbitz more aggressive in the Trivago marketplace, call it, two years from now than where they are now, although they will be bidding based on their own independent efficiencies. So I think the Trivago business can continue to grow and I think that our OTA brands can continue to grow and that they are perfectly compatible together.

Mark Okerstrom^    Eric, on your second question, listen, I think that our philosophy towards capital allocation, our philosophy towards leverage and where we are comfortable hasn’t changed. Just to reiterate it, I think we have said that we are generally comfortable operating between 2 to 3 times gross debt to adjusted EBITDA. And when we get above 2, which we will, we expect, in the case of this transaction, we will work to get it to sub 2 leverage over time and I think this deal certainly shows those characteristics as well.

We think, if you take a look the EPS accretion here, this represents an opportunity for us to put capital, a lot of capital to work in what we think can be a highly-accretive deal for our shareholders. These things don’t come along all the time and so we thought this was a good use of capital.

That said, I think we continue to believe in this business. We have been net buyers of our stock and we’ve shrunk our share count over the course of the last five or six years and I think if you look out over the next five or six years I would expect it to also reduce our share count over that period. Of course, we do have choices from year to year. Some year there will be more and some year it will be less.

Obviously, from a capital allocation standpoint, if you look at what we have deployed and what we’ve now agreed to deploy over the course of the last six and the next 12 months, we’ve got our hands pretty full at the moment.

Dara Khosrowshahi^    I would just add that the free cash flow generation of our business really gives us lots of opportunity, and I think, as a management team and a Board, we have allocated that capital pretty effectively. The free cash flow yield of this business, if you calculate it as such, is really high and we have put that cash to use to — for real returns for shareholders.

And if you combine strong capital allocation off of a pretty high yield along with strong organic growth, you can get a pretty good combination and I think we put it together for the past couple of years and we hope to continue.

Operator^    Stephen Ju, Credit Suisse.

Stephen Ju^    Thanks, guys, and congratulations on the transaction. Dara, I know it’s probably a little bit early, but have you had a chance to take a look at the overlap in supply, either on the hotel side or otherwise, between what Orbitz has access to and what Expedia has access to? Also, on the demand side as well, if there was any sort of overlap on the user base as well, thanks.

Dara Khosrowshahi^    We haven’t seen the overlap in detail. I think in the US I would anticipate a fairly significant overlap as far as supply goes. Internationally there’s probably going to be some more unique inventory on both sides, and then on the customer side we really haven’t taken a detailed look as far as the overlap of the customers.

My anticipation is that there is a base of very loyal Orbitz customers with whom there is very little overlap. My guess is that those Orbitz loyal customers who come direct, who come again and again, especially with their Orbucks program, constitute a fairly significant portion of Orbitz’s profits.

And then I think that we are competing for a number of customers who are common and, frankly, I think that will continue to some extent. Our brands, hotels.com, Expedia, etc., do compete for the toss-up customer, so to speak, who is not loyal, and I think that will continue going forward.

Stephen Ju^    Thank you.

Operator^    Kevin Kopelman, Cowen and Company.

Kevin Kopelman^    Thanks. Just a question on the bookings breakout. Orbitz is a little bit higher concentrated in the air business than the existing Expedia business. How do you view air and how did you take that into account as you are evaluating this deal? Thanks.

Mark Okerstrom^    Thanks for the question. Air for us, over the course of the last three years, has become increasingly interesting as brand Expedia has developed the capability to just be more effective in harnessing that very unique traffic and presenting those customers with very unique and attractive deals on hotels and cars that they simply can’t get by purchasing a standalone hotel. We have really come to appreciate the huge asset that air is.

It does, and has in the past and expect will in the future, continue to get a lot of headlines around the poor economics of air. And I think certainly in a very consolidated air industry, where we are such a small player in the overall distribution scheme, planning to get some very large airlines with very big market power. The unit economics for pure air alone continue to be under pressure.

But from a competitive and strategic standpoint in just the pure OTA space, being able to harness the vast and growing traffic of air searchers that come to brand Expedia, for example, that did last year about 5 billion air searches, being able to tap into that audience and present them with unique opportunities is a very unique asset and we think is very valuable. I think that Orbitz brings with it very similar characteristics. We are actually now versus maybe where we were five years ago pretty darn excited about the air mix that they have and the unique traffic that they have searching for air.

Kevin Kopelman^    Thanks so much.

Operator^    Scott Devitt, Stifel.

Scott Devitt^    Thanks, just to follow-up on that question a little bit. Historically, Expedia, as you mentioned, has converted customers into the hotel channel much better than Orbitz and Dara mentioned earlier in the call hotel inventory and the ability to populate that over on to the Orbitz side. I was wondering if you can just talk a little bit more about the Expedia hotel technology platform and the opportunity to actually change the mix of Orbitz over time to be more hotel-centric and whether any of that is in the synergy estimates that you gave for 2015.

Then, secondly, on third-party distribution, Google and TripAdvisor are significant sources of distribution. Given the acquisition that you have done with this and others, you are buying companies that have separate brands, so I’m just trying to understand the way that you think about how this affects sales and marketing leverage and what you spend on third-party distribution, if at all, given the unique dynamics of having these individual brands. Thanks.

Dara Khosrowshahi^    Sure. As far as the hotel inventory platform in general, this is an area that we have invested in quite significantly over the past couple of years, both in terms of the market management teams and in terms of the technology platform itself.

And we do expect to book Orbitz into our back-end hotel platforms and tools, etc., and we absolutely do expect there to be a net benefit. Not only in terms of being able to drive higher conversion on the hotel — on the Orbitz standalone hotel path, but also on upselling, what Mark was talking about, upselling air shoppers into other products, whether it is hotel or insurance or car, etc., or attractions.

This is a part of the business that we have been working on on the brand Expedia side for a few years and, in general, our attach rates have been improving pretty consistently on a year-on-year basis. And I think comparing best practices with Orbitz team is going to be something that brings value for both companies so we are absolutely looking forward to that.

That said, I would go back to a bit of what Mark said. We think in general, because of the success of some of our competitors, there has been a huge amount of capital put into hotel. If you look at allocation of capital and travel, there’s been a huge amount of capital allocated to the hotel business over the past 10 years. And we think, in general, air distribution has been underinvested in and we think we can take advantage of that allocation of capital. We do believe in air and we think that we are going to see benefits both in air and hotel and cross-sell here as we bring the businesses together.

Mark Okerstrom^    On the next question, Scott, just with respect to how we think this will affect S&M leverage, I wouldn’t expect a significant difference here.

One of the reasons why we are so interested in our strategy here of owning and powering the best travel brands in the world is that at the top of the funnel all of the people who are competing so vigorously to get the attention of consumers — you’ve got Google trying to be at the top of the funnel, you’ve got TripAdvisor trying to be in the top of the funnel, you’ve got the Hiltons and the Starwoods, you’ve got all of the airlines, You’ve got all of the car rental companies all trying to build brands to be the one that basically gets the biggest piece of the economics for delivering what we deliver, which is essentially travelers into hotels and airplanes and cars, etc.

So it is incredibly crowded and so these types of acquisitions, where we’re bringing these very high quality brands with strong, loyal customer bases and good traffic, are really about us making sure that we can fight our way to the top of that funnel. Making sure that we don’t end up being squished down by someone like a Google, who has got very significant share at the top of that funnel. Someone like a TripAdvisor that has got an absolute ton of traffic. Someone like a Hilton or a Starwood who are building big brands and who are largely marketing organizations.

And so we think that, again, this is just part of the leg of the stool around sales and marketing. We are going to roll them into, I think, a similar playbook as you have seen us do with the rest of the brands that we own and operate.

Scott Devitt^    That’s helpful. Thank you.

Operator^    Manish Hemrajani, Oppenheimer.

Manish Hemrajani^    Yes, thanks for taking my call. You guys are already

knee-deep in integrating Wotif and Travelocity. What drove you to adding another 20% share in the US online travel market here? And what does that do to your global growth initiatives going forward?

How long do you expect the integration to take once the deal closes? Thanks.

Dara Khosrowshahi^    As far as being knee-deep in integrations, we are getting pretty good at them. We have teams who are experienced here and we’ve been executing very well, so we are confident that, together with the Orbitz team, we will be able to create real value here.

We are able to allocate — there’s a pretty cash flow generative business. We are able to allocate our capital effectively and we think it’s going to be very accretive for our shareholders. So it’s a great opportunity; it’s a great brand and we decided to take it.

I would add, too, that as far as the global travel business, the US looks pretty good right now. US economy is strong and it is a stable economy and it is a real area of strength I would say in general, economically, and especially in the travel business. So we see a higher, call it, concentration in the US for us near-term, call it, in the next one to five years, as being a good thing and it will give us a great platform to invest internationally.

Mark Okerstrom^    You are right to point out that we are knee-deep with integration right now and our integration teams are sweating and working hard and we have definitely got our hands full. That said, it’s going to take three or so months to get through shareholder approval process. We will see what happens in terms of regulatory process, but I think we are well into I would expect the back half of this year before we would begin to do anything. And like we said up front, the extent of the integration is yet to be fully determined.

Manish Hemrajani^    Thanks.

Operator^    Ross Sandler, Deutsche Bank.

Ross Sandler^    Thanks. Most of the questions I guess have been answered, but just two follow-ons.

One on the $75 million synergies comment. Given that Orbitz has got just under $300 million in G&A, which conceivably most of it should go away with day one and you should be in a potential situation to renegotiate some of the supplier agreements, I guess how do you walk us back from something closer to $300 million to the $75 million you called out?

Then I guess high-level question. With all these deals going on I guess some of them are more troubled businesses like Travelocity, some are more stable or solid like Wotif and Orbitz here. Do you think organic growth starts to accelerate for these businesses inside of Expedia within a year or two post-acquisition, or is it just more about the cost side and the financials?

Mark Okerstrom^    Thanks, Ross. I tell you, one of these calls would not be complete without you asking me whether my guidance is conservative, so I thank you for staying consistent at least.

Listen, we think the $75 million synergy range is a good ballpark based on what we know now. I think, like all of these things, you never know what’s possible until you really get in there and dig in in detail. Of course, this is a public transaction so the extent to which you can really get into the detail is a little bit more limited.

But, again, there is a lot of very unique and high-quality assets here, and I think as Dara said, notwithstanding if we decide to do something that is a more deep integration, we are hiring people and we need people. There is a scarcity of high-quality talent in both people that deal with our hotel partners and high-quality tech talent. We look at the people that are in Chicago and elsewhere in the world that work with this business and we are pretty darn excited about that.

So I think that’s why you can back into big numbers, but that’s why we actually think that this could just be an opportunity to really bolster our capabilities here. And so we are being, we think, with the $75 million pretty darn reasonable.

With respect to the question of whether we can actually accelerate the organic growth for these businesses, I think if you look at what happened with Travelocity, I think that would indicate, yes, I think that once at a minimum we get these brands together and we share best practices around a lot of the things that we have learned by operating multiple brands for a long period time there is certainly an opportunity to get businesses growing more quickly. At least in the position where they are sort of growing in line with the overall travel industry. And we are hopeful with a lot of these businesses that we can get them into share gain positions.

With respect to Travelocity, I think it was certainly the case and we will see what happens now that we are going to — that we own the brand and we are going to control marketing. And with Wotif, the verdict is still out. I think we are optimistic on what we can do and I think we are hopeful we can do some stuff with Orbitz.

Dara Khosrowshahi^    Just adding to the first question, one of the most significant challenges that we have as a company is call it the war for global talent — technology talent, design talent, product talent, analytical talent, etc. You never want to be too dependent on one market. You can imagine the Seattle market is a very, very competitive market for talent.

And we see the Orbitz team; it is a highly-functional team. They have been growing the business, as you saw in their latest results, and for us to have a center of talent in Chicago, in the Midwest is something that, as we look at our global talent strategies, is really a terrific thing. So we’re looking forward to that. We do think we’re going to have a nice, big base in Chicago and hopefully grow it over the long term, along with some efficiencies that we are going to bring to bear.

Ross Sandler^    Great. Thanks, guys.

Operator^    Ed Woo, Ascendiant Capital.

Ed Woo^    Thanks for taking my question. Does the pace of acquisition signal an increase in possible more deals going forward, or will you kind of digest this for a while? Also, you have done a lot of acquisition in the core OTA market. Do you have any views on possibly expanding this outside of this to other areas?

Dara Khosrowshahi^    As far as the pace of acquisitions goes, I think the team needs a little bit of sleep here so we will be opportunistic going forward. We are always looking, but I do think that we’ve got plenty on our plate and we are not necessarily looking to jump around in the next weeks or months.

We are going to be careful here not to let these acquisitions take away from the base business and the organic growth of the base business. And as you saw from our earnings, our base businesses continue to grow and we very much believe in the global opportunity here. So we are going to be careful to have a balance of organic and inorganic growth going forward.

Mark Okerstrom^    I think, Ed, the only thing I would add to that is we also have got to be mindful of our balance sheet. We have always ran a pretty conservative balance sheet, and one of the reasons we have done that is we just believe so much in the long-term opportunity ahead of us. The market is huge; our segment is small.

We are doing well in our segment, but there’s just so much runway ahead of us and so we don’t get over our skis and overextend ourselves, overleverage ourselves. We do generate in this last year over $1 billion of free cash flow. So we can consume these things, but at some point we have got to make sure that we remain measured in all of these things and that we continue our track record of being pretty conservative on the balance sheet front.

Ed Woo^    Great, thank you.

Operator^    Justin Post, Merrill Lynch.

Justin Post^    Thank you. Dara, obviously a lot of brands on your plate going forward after you do this. Can you talk about some of the challenges there maybe? And then just maintaining four brands, let’s say Expedia, Hotels, Orbitz, Travelocity on Google all at the same time; what are the opportunities and challenges around that? Thank you.

Dara Khosrowshahi^    I think it’s certainly a lot on our plates, but we structure our businesses so that a number of these brands are essentially independent entities. The GMs and the presidents of the brand have real operational control. They have their own technology teams. They have their own brand teams and their own strategies.

We structure the business to be a collection of brands that are independent, innovative, moving fast. And my job is easy; I just get to roll up all the numbers. And I don’t think it’s going to change as far as Orbitz goes. This is a team that has been executed well and this is a brand that we are going to have independent and, hopefully, thriving and growing going forward once it’s part of the family.

I would say the same applies to online marketing, whether it be Google or the meta-companies, these brands are going to be operating independently. There will be sharing of data. There will be sharing of best practices. We already see the benefits of that within the Expedia brands and the hotels.com and Hotwire brands and we are looking forward to, again, sharing best practices with the Orbitz teams.

Justin Post^    Thank you.

Operator^    Dan Kurnos, Benchmark Company.

Dan Kurnos^    Great, thanks. Just one for me. I don’t think you guys covered this yet, but Orbitz has developed a pretty strong loyalty program. That has been a second driver for them and improvement in hotel attach rates from air.

I’m just wondering how you think about integrating or combining the loyalty platforms, especially considering that you guys are still in the relatively early stages of rolling out rewards program across a few of your properties. And while you did talk about cross-sell a bit already, I’m assuming you’re not including any meaningful improvement in hotel attach rates from a stronger loyalty platform in your forecast currently.

Dara Khosrowshahi^    Not specifically as far as cross-sell as a result of the loyalty program. Listen, we have been at the loyalty game for a long time. Hotels has had their Welcome Rewards program for a number of years and has over 15 million members as part of that program. Expedia has Expedia Rewards program, which is growing very nicely.

So we are very much believers in driving and growing loyalty programs. We think the Orbucks program is quite innovative and that is a part of the business that we are quite interested in. The Orbitz team has built, we think, a pretty interesting platform there both in loyalty, in the private-label business as well where they are powering some bank points programs, which again is on the loyalty theme.

We will bring those businesses in and we will invest in them and grow them. And we think they can absolutely be value additive over the long-term.

Dan Kurnos^    Great, thank you.

Operator^    Ladies and gentlemen, this does conclude today’s question-and-answer session. I would like to turn the conference over to Mr. Alan Pickerill for any additional comments or remarks.

Alan Pickerill^    Okay, thank you very much. Thanks, everybody, for jumping on the call this morning. We hope the information that we have shared today in the press release and on this call has been useful.

As a reminder, since the transaction has not closed, we don’t expect to have any additional information to share probably at least until our first-quarter earnings call. Thanks, everybody, for your interest in Expedia.

Operator^    Ladies and gentlemen, this does conclude today’s conference. We do thank you for your participation. You may now disconnect.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as Expedia, Orbitz or management of either company “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or Orbitz stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the receipt of stockholder approval, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate Orbitz’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to Orbitz’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; and the other risks and important factors contained and identified in Expedia’s and Orbtiz’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements. The forward-looking statements included in this document are made only as of the date hereof. Neither Expedia nor Orbitz undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Participants in the Solicitation

Expedia and its directors and executive officers, and Orbitz and its directors and executive officers, may be deemed, under SEC rules, to be participants in the solicitation of proxies from Orbitz stockholders in connection with the proposed transaction. Information about Expedia’s directors and executive officers is set forth in its proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2014. Information about Orbitz’s directors and executive officers is set forth in its proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2014. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Orbitz intends to file with the SEC.

Additional Information and Where to Find It

Orbitz intends to file with the SEC a proxy statement as well as other relevant documents in connection with the proposed transaction with Expedia. The definitive proxy statement will be sent or given to the stockholders of Orbitz and will contain important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Expedia or Orbitz with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Orbitz by contacting Investor Relations by mail at ATTN: Corporate Secretary, Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.